Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, as amended, and 2010 Employee Stock Purchase Plan of Anacor Pharmaceuticals, Inc. of our reports dated March 16, 2015, with respect to the consolidated financial statements of Anacor Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Anacor Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 7, 2015